Exhibit 5

 AMENDMENT
TO
CREDIT AGREEMENT
AND TO
LINE OF CREDIT NOTE
AND TO
SECURITY AGREEMENT
BETWEEN
SMXE LENDING, LLC AND SKYMALL, LLC

This Amendment to Credit Agreement, and to Line of Credit Note and to Security Agreement (the “Amendment”) is entered into as of January 31, 2014 but dated to be effective December 31, 2013 between SMXE Lending, LLC (“Lender”) and SkyMall, LLC, a Delaware limited liability company (“Borrower”), and amends (a) the Credit Agreement dated September 18, 2013, between Lender and Borrower, and (b) the Line of Credit Note dated September 18, 2013 payable by Borrower to Lender, and (c) the Security Agreement dated September 18, 2013, between Lender and Borrower.

R E C I T A L S

A.  The recitals contained in the Waiver and Limited Consent Agreement (“Consent”) dated to be effective December 31, 2013 among Lender, Borrower and JPMorgan Chase Bank, N.A. (“Senior Lender”) are hereby incorporated by this reference.

A G R E E M E N T S

1.  Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)
Section 2F.  Section 2F (which references “extensions” of indebtedness) is amended to include, for clarity, but without limitation, the extension pursuant to the amendment to the Line of Credit Note pursuant to Section 2 of this Amendment.

(b)	New Section 3.3. A new Section 3.3 is added to the Credit Agreement as follows:

3.3.                 Conditions Precedent to Extension of Maturity Date. Before this Amendment becomes effective, the following conditions must be satisfied:

A.           Five Hundred Thousand Dollars ($500,000) of the principal amount under the Line of Credit Note shall be converted into shares of Common Stock of Xhibit (the “Partial Principal Conversion Amount”), as follows:

1.           The Partial Principal Conversion Amount shall be divided by the Exercise Price (as defined below) of the Common Stock of Xhibit and the quotient resulting from this division shall be the total number of shares of Common Stock issued to Lender as of the date of this Amendment.  No fractional shares shall be issued and if any fractional shares result from this division then they shall be rounded up to the nearest whole number. The Exercise Price shall be $1.27, which is equal to ninety percent (90%) of the arithmetic average of the Closing Sale Price of the Common Stock during the ten (10) consecutive trading days immediately preceding the date of the execution of this Amendment.  “Closing Sale Price” means the last trade price in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of this Agreement and Lender shall become the holder of record of the shares of Common Stock received on such date.

2.
Borrower shall issue and deliver, at Borrower’s expense, to Lender a certificate or certificates for the number of shares of Common Stock issuable to Lender, each bearing a legend to the effect that the Common Stock evidenced by the certificates is restricted under applicable securities laws.

B.      Points in the amount of one and one-half percent (1.5%) of the remaining outstanding principal amount of the Line of Credit Note ($4,500,000) or $67,500, shall be paid by Borrower to Lender by wire transfer as of the date of the execution of this Amendment.”

(c)	Section 4.13. Section 4.13 is deleted in its entirety and the following is substituted therefor:

4.13.  Xhibit shall maintain key man life insurance on Kevin Weiss in the amount of not less than $12,650,000 in a form satisfactory to Lender.

(d)	Section 5.2C. Section 5.2C is deleted in its entirety and the following is substituted therefor:

Debt. (1) Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (a) unsecured trade debt incurred in the ordinary course of business, (b) indebtedness owing to the Lender and the Senior Lender under the Senior Loan Documents, (c) indebtedness reflected in its latest financial statement furnished to the Lender prior to execution of this agreement, and (d) indebtedness outstanding as of the date hereof that has been disclosed to the Lender in writing; or (2) modify the terms of any indebtedness for borrowed money permitted under clause (1) above, except to extend the maturity dates of, or negotiate more favorable payment conditions for, or convert the indebtedness shown on its latest financial statement to equity at terms approved by the Board of Directors of Xhibit; or (3) prepay principal or interest on any indebtedness for borrowed money permitted under clause (1), other than the indebtedness owing to the Senior Lender under the Senior Loan Documents.

(e)	Section 5.2D. Section 5.2D is deleted in its entirety and the following is substituted therefor:

D.      Guaranties.  Other than with respect to guaranties made to the Senior Lender, guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business and except for guaranties to suppliers in the ordinary course of business approved by Lender in advance.

(f)	New Section 11. A new Section 11 is added to the Credit Agreement as follows:

11.   Permanent Decrease in Credit Facilities.  By reason of the payment of the Partial Principal Credit Amount, the Credit Facilities are permanently decreased to $4,500,000.

2.  Note. The first paragraph of the Line of Credit Note is hereby amended in its entirety as follows:

Promise to Pay.  On or before September 18, 2015 (the "Maturity Date"), for value received, SkyMall, LLC (the “Borrower”) promises to pay to SMXE Lending, LLC, a Delaware limited liability company, whose address is 2525 East Camelback Road, Suite 850, Phoenix, AZ 85016 (the “Lender”) or order, in lawful money of the United States of America, the sum of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days at the “Adjusted LIBOR Rate” (the “Note Rate”) and at the rate of 2.00% Per Annum above the Note Rate, upon the occurrence of any default under this Note, whether or not the Lender elects to accelerate the maturity of this Note, from the date of such default.

3.  Security Agreement. The Security Agreement is hereby amended as follows:

The definition of “Liabilities” (which references “extensions” of indebtedness) is amended to include, for clarity but without limitation, the extension pursuant to the amendment to the Line of Credit Note described in Section 2 of this Amendment.

4.  Incorporation by reference. Sections 1-11 of the Consent are hereby incorporated by this reference.  For avoidance of doubt, but without limitation, the effectiveness of this Amendment is conditioned upon the satisfaction of all conditions in Sections 1.1 through 1.5 of the Consent.

5.  General.  In the event of any conflict or inconsistency between the provisions of the Credit Agreement, the Note or the Security Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent expressly amended hereby, all terms and conditions of the Credit Agreement and Related Documents shall remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

Address(es) for Notices: 1520 E. Pima Street Phoenix, AZ 85034-4639 Attn: Scott Wiley	Borrower: SkyMall, LLC By: /s/ Scott Wiley Scott Wiley CFO Printed Name Title Date Signed: January 31, 2014
Address for Notices: 2525 East Camelback Road, Suite 850 Phoenix, AZ 85016 Attn: Tina Rhodes-Hall	Lender: SMXE Lending, LLC By: /s/ Tina Rhodes-Hall Vice President of TNC Group, LLC Printed Name Title Date Signed: January 31, 2014

SOLELY WITH RESPECT TO THE CONDITIONS CONTAINED IN SECTION 1(B), RELATING TO SECTION 3.3A OF THE CREDIT AGREEMENT, AND IN ORDER TO BE BOUND BY THESE CONDITIONS:

XHIBIT CORP. By: /s/ Scott Wiley Name: Scott Wiley Title: CFO